Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Bosto MA 02210 goodwinlaw.com +1 617 570 1000

December 5, 2025

EastGroup Properties, Inc.
400 W. Parkway Place, Suite 100
Ridgeland, Mississippi 39157

Re:          Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-291952) (as amended or supplemented, the “Registration Statement”) filed on December 5, 2025 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by EastGroup Properties, Inc., a Maryland corporation (the “Company”), of any combination of securities of the types specified therein.  The Registration Statement became effective upon filing with the Commission on December 5, 2025.  Reference is made to our opinion letter dated December 5, 2025 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 5, 2025 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of up to $1,000,000,000 in shares (the “Total Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), covered by the Registration Statement pursuant to (A) the Sales Agency Financing Agreement, dated December 5, 2025 (the “Sales Agency Financing Agreement”), by and among the Company and each of (i) Robert W. Baird & Co. Incorporated, BofA Securities, Inc., BTIG, LLC, Jefferies LLC, J.P. Morgan Securities LLC, Raymond James & Associates, Inc., Regions Securities LLC, Samuel A. Ramirez & Company, Inc., and TD Securities (USA) LLC, as sales agents (collectively, the “Sales Agents”), (ii) Robert W. Baird & Co. Incorporated, BofA Securities, Inc., Nomura Securities International, Inc., Jefferies LLC, J.P. Morgan Securities LLC, Raymond James & Associates, Inc., Regions Securities LLC, and TD Securities (USA) LLC, as forward sellers (collectively, the “Forward Sellers”), and (iii) Robert W. Baird & Co. Incorporated, Bank of America, N.A., Nomura Global Financial Products, Inc., Jefferies LLC, JPMorgan Chase Bank, National Association, Raymond James & Associates, Inc., Regions Securities LLC, and The Toronto-Dominion Bank, as forward purchasers (collectively, the “Forward Purchasers”), and (B) the Master Forward Confirmations, dated as of December 5, 2025, by and between the Company and each of the Forward Purchasers (collectively, the “Master Forward Confirmations”).

EastGroup Properties, Inc.
December 5, 2025

Pursuant to the Sales Agency Financing Agreement, the Total Shares may include (i) shares of Common Stock sold by the Company through the Sales Agents (the “Issuance Shares”) and (ii) shares of Common Stock borrowed by the Forward Purchasers (or their agents or affiliates) from third parties (the “Borrowed Shares”) and sold by the Forward Sellers pursuant to one or more forward transactions by the Company (each, a “Forward” and, collectively, the “Forwards”). The Forwards are to be governed by the terms of the Master Forward Confirmations and related supplemental confirmations entered into for each Forward in accordance with the terms of the Sales Agency Financing Agreement pursuant to which the Forward Purchasers will agree to purchase from the Company (subject to the Company’s right to elect cash settlement or net share settlement), a number of shares of Common Stock equal to the number of Borrowed Shares sold by the Forward Sellers pursuant to the Sales Agency Financing Agreement (the “Forward Settlement Shares” and, together with the Issuance Shares, the “Shares”), subject to adjustment as set forth therein, for a purchase price equal to the price at which the Borrowed Shares were sold by the Forward Sellers, less certain commissions and subject to certain adjustments set forth therein.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors or a duly authorized committee thereof prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the aggregate of (i) the maximum number of then unissued Issuance Shares that may be issued for the Minimum Price plus (ii) the number of Forward Settlement Shares subject to the Forwards that have not then settled.

The opinion set forth below is limited to the Maryland General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Sales Agency Financing Agreement and/or a Master Forward Confirmation (and a related, duly authorized supplemental confirmation), as applicable, and in exchange for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors or a duly authorized committee thereof (or in net share settlement of a Master Forward Confirmation (and a related, duly authorized supplemental confirmation)), will be validly issued, fully paid and nonassessable.

EastGroup Properties, Inc.
December 5, 2025

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement.  We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP